EXHIBIT 99.1

Gladstone Land Acquires Farmland in Colorado

MCLEAN, Va., Jan. 03, 2017 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (NASDAQ:LAND) (“Gladstone Land” or the "Company") announced today that on December 28, 2016, it acquired 16,595 acres of farmland across one large, contiguous farm in Baca County, Colorado, for total consideration of approximately $9.1 million in cash and 233,952 common units of limited partnership interest in its operating partnership (“OP Units”).  The OP Units issued were valued at $12.93 per unit, resulting in the total consideration of $12.1 million.

In addition, Gladstone Land entered into a triple-net lease agreement with the existing operator on the property for an initial term that runs through 2020 and includes one, 5-year extension option.  The initial term of the lease provides for annual rent escalations and an overall, straight-line capitalization rate of 5.9%.

“Gladstone Land is fortunate to team up with one of the top-tiered operators in the area.  Our tenant has farmed in Southeast Colorado for decades with an operation that specializes in providing a high-fiber hay blend for the cattle raising industry,” said Bill Hughes, Gladstone Land’s Midwest Managing Director.  “This farm acquisition is a great example of how the Company can add profitable assets to the portfolio.  Adding this purchase to our earlier acquisition in Baca County strengthens our commitment to a new region and a new crop specialty.  A single tract of land this size affords our operator great economies of scale by being much more efficient with his use of manpower and equipment.”

“This is a very strong acquisition to finish the year,” said David Gladstone, President and CEO of the Company.  “Similar to our most recent purchase in Colorado, the soil on this farm is ideally suited to grow high-quality crops to serve the cattle industry.  This acquisition was another opportunity to partner with a very strong tenant, diversify our portfolio, and add additional farm owners as investors by issuing OP Units, which are like common stock.  The Company has another large farm that is scheduled to close in January if all of the due diligence comes out positively.  We believe that 2017 will be the best year in our Company’s history, and we plan on increasing our dividend if earnings continue to increase.”

About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers, and pays monthly distributions to its stockholders.  The Company intends to report the current fair value of its farmland on a quarterly basis; as of September 30, 2016, the estimated net asset value of the Company was $13.68 per share.  Gladstone Land currently owns 58 farms, comprised of 50,592 acres in 7 different states across the U.S., valued at approximately $398 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are planted and harvested annually or more frequently; as well as permanent crops, such as almonds, blueberries, and pistachios, which are planted every 10 to 20-plus years.  The Company also may acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land has paid 48 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013, and the current per-share distribution on its common stock is $0.0425 per month, or $0.51 per year.  Additional information can be found at www.GladstoneLand.com and www.GladstoneFarms.com.

Owners or brokers who have farmland for sale in the U.S. should contact:

Eastern U.S. – Bill Frisbie at (703) 287-5839 or bill.f@gladstoneland.com
Western U.S. – Bill Reiman at (805) 263-4778 or bill.r@gladstoneland.com
Midwest U.S. – Bill Hughes at (618) 606-2887 or bill.h@gladstoneland.com

For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of the foregoing words and similar expressions are intended to identify forward-looking statements.  Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements.  Such risks and uncertainties are disclosed under the caption "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 23, 2016.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information:  Gladstone Land, 703-287-5893